Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Independent Bank Group, Inc. for the registration of subordinated debt securities, preferred stock, common stock and units and to the incorporation by reference therein of our report dated March 25, 2014, with respect to the December 31, 2013 and 2012 consolidated financial statements of BOH Holdings, Inc. included in the Current Report on Form 8-K/A of Independent Bank Group, Inc., filed with the Securities and Exchange Commission on June 9, 2014.

HARPER & PEARSON COMPANY, P.C.

/s/ Harper & Pearson Company, P.C.

Houston, Texas

June 25, 2014